Exhibit 10.4
SUBSERVICING AGREEMENT
dated as of March 2, 2007
between
PALISADES COLLECTION, L.L.C.,
as the Servicer,
and
WOLPOFF & ABRAMSON, L.L.P.,
as the Subservicer

SUBSERVICING AGREEMENT
     THIS SUBSERVICING AGREEMENT is entered into effective as of March 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “Subservicing Agreement”), between PALISADES COLLECTION, L.L.C., a Delaware limited liability company (together with its successors and assigns, the “Servicer”), and WOLPOFF & ABRAMSON, L.L.P (the “Subservicer”).
RECITALS
          1. The Servicer has entered into a servicing agreement, of even date herewith (as amended, supplemented or modified from time to time, the “Servicing Agreement”), with Palisades Acquisition XVI, LLC (the “Borrower”) and BMO Capital Markets Corp. (“BMO CM”) pursuant to which, on the terms and subject to the conditions set forth therein, the Servicer has agreed to service, among other receivables, the Receivables for the benefit of the Borrower.
          2. The Borrower and BMO CM, as collateral agent for the benefit of certain secured parties (the “Collateral Agent”) pursuant to the Receivables Financing Agreement, have entered into a security agreement, of even date herewith, pursuant to which the Borrower has granted to the Collateral Agent, security interest in, among other things, collections on the Receivables.
          3. The Servicer has requested Subservicer to undertake certain collecting and servicing responsibilities in respect of the Receivables, and the Subservicer is willing to undertake such responsibilities and accept such bailment, acknowledging that such subservicing activities are undertaken for the benefit of both the Borrower and, for as long as a security interest is outstanding, the Collateral Agent, for the benefit of secured parties.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Servicer and the Subservicer hereby agree as follows:
ARTICLE 1.
DEFINITIONS
     Section 1.01 Definitions.
     Whenever used in this Subservicing Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article (such meanings to be equally applicable to both the singular and plural forms of the terms defined and to all genders):
     “Administrator” means BMO CM in such capacity under the Receivables Financing Agreement.
     “Accepted Servicing Practices” means those accepted, customary and prudent servicing practices in the industry for the same type of assets as the Receivables and designed in a manner to maximize the value of the Receivables.

     “Bankruptcy Code” means Title 11 of the United States Code, as amended.
     “Borrower” has the meaning set forth in the first Recital.
     “Business Day” means any day on which commercial banks in Chicago, Illinois, New Jersey or New York City are not authorized or required to be closed.
     “Collateral” means all property of the Borrower wherever located, whether now or hereafter existing, owned, licensed, leased, consigned, arising or acquired, including, without limitation, all of the Borrower’s right, title and interest in and to all Receivables and other Receivable Assets; all funds on deposit in the Collection Account to the extent constituting payments or other proceeds of the Receivables, together with all certificates and instruments, if any, from time to time evidencing the foregoing, and all investments made with such funds, all claims thereunder or in connection therewith, and interest, dividends, moneys, instruments, securities and other property from time to time received or receivable in respect of any or all of the foregoing; and all products and proceeds (including, without limitation, insurance proceeds and Liquidation Proceeds) of, and additions, improvements and accessions to, and books and records describing or used in connection with, all and any of the property described above.
     “Collateral Agent” has the meaning set forth in the second Recital.
     “Collection Account” means that certain bank account numbered 379-573-9 maintained with the Collection Account Bank, which is identified as the “Palisades Acquisition XVI, LLC Collection Account.”
     “Collection Account Bank” means Harris N.A. or any replacement therefor pursuant to the Receivables Financing Agreement.
     “Collections” means, with respect to any Receivable, all funds (net of any Liquidation Expenses) (a) received by the Subservicer from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, principal, finance charges, interest and all other amounts and charges) in respect of such Receivable from and after the Cutoff Date or (b) applied to such amounts owed by such Obligors (including, without limitation, through the liquidation of Collateral or insurance payments or proceeds on account of any casualty loss with respect to any collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon).
     “Collection Period” means with respect to a Distribution Date, the period from and including the first day of the month preceding the month in which such Distribution Date occurs to and including the last day of the month preceding the month of such Distribution Date. Each Collection Period shall consist of a calendar month.
     “Cutoff Date” mean the date set forth in the Purchase Agreement.
     “Exempted Receivables” means Judgment Asset Receivables and Paying Receivables.
     “Judgment Asset Receivables” means each Receivable (a) that is in active litigation or (b) for which a judgment has been rendered within the preceding 120 days or (c) that is in post judgment enforcement or (d) at any time prior the second anniversary of this Subservicing Agreement, that has been identified by the Subservicer as subject to litigation; provided, however, in the case of a sale by the Borrower of Receivables that are judgments that are non-liquidating and have no post-judgment enforcement activity occurring or imminent, such Receivables shall not be deemed to be Judgment Asset Receivables.
     “Liquidation Expenses” means all court costs, arbitration fees and costs and reasonable out-of-pocket expenses that are incurred by the Subservicer or a vendor in connection with the collection or liquidation of any Receivable or related collateral, if any, such expenses including, without limitation, legal and arbitration fees and expenses (including, but not limited to, service of process fees), any file fees and foreclosure or repossession expenses and any unreimbursed amount expended by the Subservicer or any vendor pursuant to Section 3.02 (to the extent such amount is reimbursable under the terms of Section 3.02) respecting the related Receivable.
     “Liquidation Proceeds” means cash received in connection with the collection or liquidation of Receivables or related collateral, if any, whether through sale or otherwise.
     “List of Receivables” means each of the list of Receivables attached as Schedule 2 hereto, as the same may be amended, supplemented or replaced from time to time.
     “Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect on: (a) the business, assets, financial condition or operations of Subservicer; (b) the ability of any of the Subservicer to perform its obligations under the Subservicing Agreement; (c) the validity, enforceability or collectibility of this Subservicing Agreement; (d) the status, existence, perfection or priority of (i) the Borrower’s ownership interest, or the Collateral Agent’s security interest, in the Receivables or the other Collateral or (e) the validity, enforceability or the level of collectibility of a material amount of the Receivables.
     “Obligor” means a Person obligated to make payments with respect to a Receivable.
     “Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the President, the Chief Financial Officer, a Manager or any Vice President of the Subservicer, as the case may be, and delivered to the Servicer , as required by this Subservicing Agreement.
     “Paying Receivables” means each Receivable, the Obligor of which (a) is currently paying under a payment plan or (b) accounts that have active garnishments, attachments, lien proceedings or other involuntary, judicial executions or (c) has committed to enter into a payment plan or to remit the full or agreed settlement amount thereof within the next 60 days.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.
     “Purchase Agreement” means the purchase and sale agreement, dated as of February 5, 2007, between Great Seneca Financial Corporation, Platinum Financial Services Corporation, Monarch Capital Corporation, Colonial Credit Corporation, Centurion Capital Corporation, Sage Financial Limited and Hawker Financial Corporation and Palisades Acquisition XV, LLC.

     “Receivable” means those credit card and other consumer installment credit agreement accounts and receivables (including, without limitation, judgments) included on the List of Receivables.
     “Receivables Assets” means the assets consisting of (i) the Receivables, including all interest, finance charges, principal and other amounts received on or with respect to the Receivables (other than payments received on the Receivables before the applicable Cut-off Date); (ii) the Receivable Files; (iii) collateral, if any, that secures a Receivable; (iv) all rights to insurance proceeds and Liquidation Proceeds; and (v) the proceeds of the foregoing and the rights to enforce the foregoing.
     “Receivable Files” means, with respect to each Receivable, the file (on paper or electronic medium) containing any original documents, agreements, judgments or instruments relating to such Receivable in the Subservicer’s possession or control including, without limitation, any bill of sale, loan agreement, any guarantees, any security agreement, any UCC financing statement, any pledge agreements, any indemnification agreements, any judgment or court orders and any assignment, supplement, reinstatement, extension, endorsement or modification thereof.
     “Receivables Financing Agreement” shall mean that certain receivables financing agreement, of even date herewith, among the Borrower, the Servicer, BMO CM, as collateral agent and administrator, Fairway Finance Company, LLC and Bank of Montreal.
     “Servicer” has the meaning set forth in the Preamble.
     “Subservicer Termination Event” has the meaning set forth in Section 5.01.
     “Servicing Agreement” has the meaning set forth in the Preamble.
     “Subservicer” has the meaning set forth in the Preamble.
     “Subservicing Agreement” has the meaning set forth in the Preamble.
     “Subservicing Fee” means as to any Collection Period and any Receivable, the monthly fee payable to the Subservicer, which shall be the product of the percentage applicable to the class of Receivable for such Receivable, as set forth on Schedule 1 hereto, multiplied by the Collections on such Receivable received during such Collection Period.
     “Transfer Date” means the Closing Date, as set forth in the Purchase Agreement.
     “Unmatured Subservicer Termination Event” shall mean any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Subservicer Termination Event.

ARTICLE 2.
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 2.01 Representations, Warranties and Covenants of Subservicer. (a) The Subservicer hereby represents, warrants and covenants to the Servicer that:
               (i) the Subservicer is duly organized, validly existing and in good standing as a limited liability partnership under the laws of the District of Columbia and is qualified to transact business in and is in good standing under the laws of each state in which it is necessary for it to be so qualified in order to carry on its business as now being conducted and has all licenses necessary to carry on its business as now being conducted; the Subservicer has the full power and authority to own its property, to carry on its business as presently conducted, and to execute, deliver and perform this Subservicing Agreement; the execution, delivery and performance of this Subservicing Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability parntership action on the part of the Subservicer; and this Subservicing Agreement evidences the legal, valid, binding and enforceable obligation of the Subservicer, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity;
               (ii) except for such consents, licenses, approvals or authorizations obtained on or prior to the date hereof, the Subservicer is not required to obtain the consent of any other party or obtain the consent, license, approval or authorization of, or make any registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Subservicing Agreement;
               (iii) the consummation of the transactions contemplated by this Subservicing Agreement and the fulfillment of the terms hereby will not result in the breach of any term or provision of the organizational documents of the Subservicer or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which the Subservicer or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Subservicer or its property are subject;
               (iv) the Subservicer is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, that materially and adversely affects, or may in the future be reasonably expected to materially and adversely affect, the ability of the Subservicer to perform its obligations under this Subservicing Agreement;
               (v) there are no actions, suits or proceedings pending or, to the knowledge of the Subservicer, threatened against the Subservicer, before or by any court, administrative agency, arbitrator or governmental body with respect to any of the transactions contemplated by this Subservicing Agreement, that will, if determined adversely to the Subservicer, affect the validity or enforceability hereof or materially and adversely affect the Subservicer’s ability to perform its obligations under this Subservicing Agreement;
               (vi) [reserved];
               (vii) as of the Transfer Date, the Subservicer (i) is not “insolvent” (as such terms is defined in §101(32)(A) of the Bankruptcy Code), (ii) is able to pay its debts as they become due, and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage;
               (viii) all certificates, reports, financial statements and similar writings furnished by the Subservicer at anytime to the Servicer under or in connection with this Subservicing Agreement have been, and all such certificates, reports, financial statements and similar writings hereafter furnished by the Subservicer to such parties will be, true and accurate in every respect material to the transactions contemplated hereby on the date as of which any such certificate, report, financial statement or similar writing was or will be delivered, and shall not omit to state any material facts or any facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading;
               (ix) the Subservicer will comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those which relate to the Receivables) the violation of which could have a Material Adverse Effect;
               (x) the Subservicer will preserve and maintain its limited liability partnership existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign organization in the jurisdiction where its principal place of business and its chief executive office are located and in each other jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications could have a Material Adverse Effect.
               (xi) the Subservicer will keep books and records that accurately reflect all of Subservicer’s business affairs and transactions, maintain and implement administrative and operating procedures (including, without limitation, an ability to re-create records evidencing the Receivables in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables;
               (xii) except in connection with litigation, actions and proceedings in the ordinary course and relating to the Receivables relating to the Subservicer’s servicing duties as contemplated by the Accepted Servicing Practices, the Subservicer will furnish to the Servicer:
          (1) As soon as possible, and in any event within three Business Days after, the Subservicer receives notice thereof, any settlement of, judgment

(including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of, any labor controversy, litigation, investigation, action or proceeding of the type described in Section 2.01(v) and, upon the Servicer’s request, copies of all non-confidential or non-privileged documentation relating thereto;
          (2) As soon as possible and in any event within three Business Days of the Subservicer’s knowledge thereof, notice of any material adverse development in previously disclosed litigation, investigation or proceeding;
          (3) Promptly and in any event within three Business Days of the Subservicer’s knowledge thereof, notice of any other event or circumstance that, in the reasonable judgment of the Subservicer, could have a Material Adverse Effect on the Subservicer;
          (4) As soon as possible and in any event within three Business Days after the occurrence of each Subservicer Termination Event and each Unmatured Subservicer Termination Event, notice of such occurrence setting forth details of such event and the action that Subservicer proposes to take with respect thereto; and
          (5) Promptly, from time to time, such other information, documents, records or reports respecting the Receivables, or the condition or operations, financial or otherwise, of the Subservicer as the Servicer may from time to time reasonably request.
               (xiii) subject to Section 2.01(a)(x), the Subservicer will maintain all licenses, permits, charters and registrations which are material to the performance of its obligations under this Subservicing Agreement;
               (xiv) except pursuant to, or as contemplated by, this Subservicing Agreement, the Subservicer shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist voluntarily or, for a period in excess of 10 days, involuntarily any Adverse Claims naming the Subservicer as debtor upon or with respect to any of the Collateral;
               (xv) the Subservicer will not make any change in its instructions to Obligors regarding payments to be made to the Subservicer that could adversely affect the collectibility of any Receivable;
               (xvi) the Subservicer shall ensure that, with respect to each Receivable (excluding up to $100,000 of Receivables in the aggregate) related to judgments, all required notices and recordings with respect to the related transfer of such Receivable have been filed or otherwise made of record with the applicable court on the first date after the Transfer Date when the Subservicer makes any filings or appearances with such court, except where in the reasonable judgment of the Subservicer, filing of such notices and recordings is not cost-effective and in the best interests of the Borrower; and
               (xvii) the Subservicer will maintain with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, including, without limitation (1) an errors and omissions insurance policy and (2) a blanket employee dishonest coverage.
     (b) Upon discovery by the Servicer of a breach of any of the representations and warranties set forth in this Section 2.01, the party discovering such breach shall give prompt written notice thereof to the other parties.
     Section 2.02 Servicer Indemnity. The Subservicer hereby agrees to indemnify the Servicer (the “Servicer Indemnified Party”) forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (“Servicer Indemnified Amounts”) awarded against or incurred by such Servicer Indemnified Party arising out of or relating to (a) actions taken or omitted by the Subservicer with respect to the Receivables, including the failure of the Subservicer to perform its obligations in accordance with the provisions of this Subservicing Agreement, excluding, however, Servicer Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from the negligence, bad faith or willful misconduct on the part of the Servicer Indemnified Party and (b) the breach of any representation or warranty made by the Subservicer under this Agreement.
     Section 2.03 Subservicer Indemnity. Palisades Collection, L.L.C. hereby agrees to indemnify the Subservicer (the “Subservicer Indemnified Party”) forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (“Subservicer Indemnified Amounts”) awarded against or incurred by such Subservicer Indemnified Party arising out of or relating actions taken or omitted by Palisades Collection, L.L.C. with respect to the Receivables, excluding, however, Subservicer Indemnified Amounts (i) to the extent determined by a court of competent jurisdiction to have resulted from the negligence, bad faith or willful misconduct on the part of the Subservicer Indemnified Party or (ii) arising out of or relating to errors or omissions in connection with the servicing of the Receivables prior to the Transfer Date or the origination of the Receivables.
ARTICLE 3.
ADMINISTRATION AND SERVICING OF RECEIVABLES
     Section 3.01 Subservicer to Service. The Subservicer shall service and administer the Receivables on behalf of the Borrower and the Collateral Agent (for the benefit of the Secured Parties) and shall have full power and authority, acting alone and/or through third party vendors as provided in Section 4.01, to do any and all things that it may deem reasonably necessary or desirable in connection with such servicing and administration and that do not violate any of the material terms of this Subservicing Agreement or the Accepted Servicing Practices. Consistent with the terms of this Subservicing Agreement and the Accepted Servicing Practices, the Subservicer may waive, modify or vary any term of any Receivable or consent to the postponement of strict compliance with any such term or in any manner, grant indulgence to any Obligor under a Receivable if, in the Servicer’s reasonable determination, such waiver, modification, postponement or indulgence is not adverse to the interests of the Borrower, the Collateral Agent or any of the Secured Parties. The Subservicer shall have 75% settlement authority on the full balance owed inclusive of interest and costs unless given other settlement authority by the Servicer in writing. Without limiting the generality of the foregoing, the Subservicer in the name of the Servicer or in the name of the Borrower is hereby authorized and empowered by the Servicer when the Subservicer believes it appropriate in its best judgment to execute and deliver, on behalf of the Borrower, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Receivables. The Subservicer shall maintain on its electronic system of record, data on the accounts containing complete notes and documentation of all payments, credits, and any other servicing activities.
     The Subservicer shall service and administer the Receivables in accordance with applicable law, including the Fair Debt Collection Practices Act of 1968, as amended, and comparable state statutes, and by employing such procedures (including collection procedures) and degree of care, in each case as are customarily employed by the Subservicer in servicing and administering contracts owned or serviced by the Subservicer comparable to the Receivables. The Subservicer shall take all actions that are necessary or desirable to maintain continuous perfection of security interests granted by the Obligors in any collateral securing the Receivables, including, but not limited to, recording, registering, giving notice, obtaining consents, filing, re-recording, re-registering and refiling security agreements, financing statements, continuation statements, notices, recordings or communications with court or other instruments as are necessary to maintain the security interest granted by the Obligors under the respective Receivables. The Subservicer shall comply at all times in all material respects with the Accepted Servicing Practices and shall not take any action to impair the Collateral Agent’s security interest in any Receivable or related collateral, if any, except to the extent allowed under this Subservicing Agreement, consistent with Accepted Servicing Practices or required by law.
     The Subservicer may perform any of its duties pursuant to this Subservicing Agreement, including those delegated to it pursuant to this Subservicing Agreement, through third party vendors appointed by the Subservicer; provided, that, in each such delegation (i) the Servicer shall have the right to look solely to the Subservicer for performance, and (iii) the terms of each third party vendor agreement shall provide that, except with respect to Exempted Receivables, such agreement and the rights and obligations of the related vendor thereunder shall automatically, and without any further action by any other Person, terminate upon the termination of the Subservicer hereunder and that the Subservicer shall provide appropriate notice to each such vendor). Notwithstanding any such delegation of a duty, the Subservicer shall remain obligated and liable for the performance of such duty as if the Subservicer were performing such duty.

     The Subservicer may take such actions as are necessary to discharge its duties as the Subservicer in accordance with this Subservicing Agreement, including the power to execute and deliver on behalf of the Borrower such instruments and documents as may be customary, necessary or desirable in connection with the performance of the Subservicer’s duties under this Subservicing Agreement (including consents, waivers and discharges relating to the Receivables and related collateral, if any, and such instruments or documents as may be necessary to effect liquidation of any Receivable or related collateral, if any). In furtherance thereof, the Servicer hereby irrevocably appoints the Subservicer as its attorney-in-fact to execute on its behalf such documents or instruments as are necessary to effect the liquidation of any Receivable or related collateral, if any.
     Section 3.02 Collection of Receivable Payments; Collection Account. The Subservicer shall comply in all material respects with generally accepted collection industry standards and policies and procedures of the Subservicer and shall at all times in all material respects follow the Accepted Servicing Practices in collecting and attempting to collect all payments called for under the terms and provisions of the Receivables, and shall use servicing procedures generally accepted in the collection industry for similar accounts and as otherwise expressly provided by this Subservicing Agreement; provided, however, that the Subservicer shall not be obligated to institute any action unless it determines in its good faith judgment that Liquidation Proceeds that would be realized in connection therewith would be sufficient for the reimbursement in full of the Liquidation Expenses related thereto. If the Subservicer determines that it shall not commence any legal action with respect to a Receivable pursuant to the provisions of the prior sentence, notwithstanding anything else in this Subservicing Agreement to the contrary, the Servicer shall have the right to remove such Receivable from this Subservicing Agreement at any time thereafter. With respect to 335,161 Receivables in the amount of $896,543,655.18 identified as priority and non-priority in the “pre-litigation” category of the Diligence File (as defined in the Purchase Agreement), if the Subservicer does not initiate litigation within eighteen months of the date of this Subservicing Agreement, notwithstanding anything else in this Subservicing Agreement to the contrary, the Servicer shall have the right to remove such applicable Receivables from this Subservicing Agreement at any time thereafter. With respect to all other Receivables in the “pre-litigation” category, upon written notice from one party to this Subservicing Agreement to the other that litigation should be initiated with respect to any such Receivable, if the Subservicer does not initiate litigation within 180 days of such notice, notwithstanding anything else in this Subservicing Agreement to the contrary, the Servicer shall have the right to remove such applicable Receivables from this Subservicing Agreement at any time thereafter. In connection with such action, the Subservicer shall follow such practices and procedures required by Section 3.01 and make advances of its own funds for any out-of-pocket expenses incurred. The Subservicer shall be reimbursed for Liquidation Expenses (including advances) by retention of the required reimbursement from Liquidation Proceeds and shall deposit the excess of such proceeds in the Collection Account.
     Subject to Section 3.06 (which provides that, except in the instances set forth therein, the remittance of Collections shall net the related Servicing Fees), the Subservicer shall deposit in an attorney trust account no later than 1 Business Day following receipt thereof and in the Collection Account no later than 1 Business Day thereafter:

               (i) All Liquidation Proceeds, including, without limitation, all principal, finance charges, interest, late payment fees and extension fees, insurance proceeds and all other amounts and charges but net of (x) charge backs (attributable to errors in posting, returned checks), (y) rights of offset for amounts that should not have been paid or that must be refunded as the result of a successful claim or defense under bankruptcy or similar laws and (z) proceeds to be retained by the Servicer for reimbursement of Liquidation Expenses; and
               (ii) Any other proceeds of any Receivables or property acquired in respect thereof and any other Collections received by the Subservicer.
From the time of receipt of any of the amounts specified in the preceding two clauses of this paragraph until deposit thereof in the Collection Account, the Subservicer shall keep such funds in an attorney trust account. The Subservicer shall not deposit or otherwise credit to the Collection Account, or cause or permit to be so deposited or credited by any Person, any amounts not representing proceeds of the Collateral. The Subservicer agrees that it has no ownership right or interest in amounts on deposit in the Collection Account, except that which may arise indirectly through a right to receive distributions from the Collection Account under this Subservicing Agreement. The Subservicer shall have the right to request the Servicer request the Collateral Agent to withdraw the following amounts from the Collection Account for payment to the Subservicer on a monthly basis after such time as the Servicer is permitted to request such amounts: (a) chargebacks attributable to errors in posting, returned checks, or rights of offset for amounts that should not have been paid or that must be refunded as a result of a successful claim or defense under bankruptcy or similar laws (to the extent such amounts have not already been retained by the Subservicer pursuant to clause (i) and (ii) of this paragraph) and (b) amounts deposited in error by the Subservicer (and the Servicer may rely on the Subservicer’s calculation of such chargebacks and amounts).
     In those cases where a vendor is subservicing a Receivable pursuant to a vendor agreement, the Subservicer shall cause the vendor, pursuant to such agreement, to deposit all Collections received by such vendor (in respect of the Receivables being subserviced by such vendor) with the Subservicer within, using reasonable efforts, seven days, but in no event later than one month, and the Subservicer shall deposit such Collections within 1 Business Day of receipt thereafter into the Collection Account (net of any servicing fee (not in excess of the Subservicing Fee with respect thereto)).
     Section 3.03 Custodial Arrangements.
          (a) Subject to the terms and conditions of this Section, the Subservicer shall maintain custody and possession of the Receivable Files with respect to the Receivables (for the benefit of the Secured Parties).
          (b) To the extent any Receivable Files or any portion thereof are held by the Subservicer in accordance with Section 3.03(a), the Subservicer agrees to act with reasonable care, using that degree of skill and care that it exercises with respect to similar contracts owned and/or serviced by it. The Subservicer shall promptly report to the Servicer any material failure by it to hold such Receivable Files as herein provided and shall promptly take appropriate action to remedy such failure. In connection with holding any Receivable Files, the Subservicer agrees not to assert, and shall cause each related vendor not to assert any beneficial ownership interests in the Receivables. The Subservicer agrees to indemnify the Servicer, Collateral Agent, the other Secured Parties and the Borrower, and their respective officers, directors, employees, partners and agents for any and all liabilities, obligations, losses, damages, payments, costs, or expenses of any kind whatsoever that may be imposed on or incurred by any such Person arising from the negligence or willful misconduct of the Subservicer in holding of the Receivable Files pursuant to Section 3.03(a); provided, however, that the Subservicer will not be liable to the extent that any such amount resulted from the gross negligence or willful misconduct of such Person.
          (c) The Subservicer shall not, without the prior consent of the Servicer, deliver or release to the Borrower or any other Person any Receivable Files (or the security interest in the related collateral, if any) except (i) to vendors, (ii) in the ordinary course of its business in connection with the release of collateral securing such Receivable after satisfaction of the related indebtedness thereunder and (iii) in connection with a sale of a Receivable by the Borrower. Upon the request of the Servicer following the occurrence of a Subservicer Termination Event, the Subservicer shall deliver to the Servicer all Receivable Files held by the Subservicer unless the Subservicer is terminated as a result of a termination of the Servicer under the Servicing Agreement, in which case the Subservicer shall deliver all Receivables Files to the Collateral Agent.
     Section 3.04 Reports to Servicer.
          (a) On a weekly basis, the Subservicer shall prepare and deliver a collection report, showing, among other things, (i) collections, (ii) proceeds from sales and (iii) cost reimbursements and cost advance, in each case in the aggregate and by type of Receivable, in a form mutually acceptable to the parties hereto.
          (b) Upon reasonable request by Servicer, in a format reasonably acceptable to the Servicer, the Subservicer shall furnish the names, addresses and phone numbers of any attorney, collector or other person who is not an employee of the Subservicer and, as of the last day of such calendar quarter, was seeking to collect any account and a list of the accounts that are being collected by such person. The Subservicer shall make available on a secure website information with respect to the accounts containing data available in fields, and in a format, acceptable to the Servicer, including job, bank and pertinent collection information, and shall provide the Servicer with secure, remote access to such website. From time to time, upon reasonable request, the Administrator shall have the right to obtain information about the Receivables from the Subservicer. In addition, the Subservicer will monitor all judgments and, on a monthly basis, the Subservicer will identify which of such judgments will and will not be renewed by the Subservicer 120 days prior to date of renewal of such Judgments.
          (c) The Subservicer shall notify the Servicer immediately in writing if any of the following shall occur: (i) any Subservicer Termination Event or Unmatured Subservicer Termination Event; (ii) any class action or coordinated multiple plaintiff action shall be instituted or threatened in writing with respect to any Receivables or (iii) any governmental official shall institute, or threaten to institute any investigation or proceeding relating to any account.
     Section 3.05 Annual Statement as to Compliance and Audit. The Subservicer will deliver to the Servicer on or before April 15 of each year, beginning with April 15, 2008, an Officer’s Certificate stating that (i) a review of the activities of the Subservicer during the preceding calendar year and of performance under this Subservicing Agreement has been made under such officer’s supervision, (ii) to the best of such officer’s knowledge, based on such review, the Subservicer has fulfilled all its obligations under this Subservicing Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and (iii) to the best of such officer’s knowledge, each vendor has fulfilled its obligations, or, if there has been a default in the fulfillment of such obligations, specifying such default known to such officer and the nature and status thereof.
     The Subservicer shall provide to the Servicer, within 120 days of the end of each fiscal year, annual audited financial statements for the Subservicer prepared in accordance with generally accepted accounting principles, consistently applied, by an independent certified public accounting firm of national standing
     Section 3.06 Servicing Compensation. The Subservicer, as compensation for its activities hereunder, shall be entitled to receive the Subservicing Fee, which shall be payable by the Servicer no later than the seventh calendar day of each month or, if such day, is not a Business Day, the next such Business Day; provided, however, (i) in all instances with respect to Exempted Receivables and (ii) in all instances other than with respect to Exempted Receivables, prior to the occurrence of a Subservicer Termination Event or Unmatured Subservicer Termination Event (which has not been waived), the Subservicer may withhold the Subservicing Fee payable thereto with respect to any Collections from the amount to be deposited thereby into the Collection Account.
     The Subservicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of the fees and expenses of any vendor) and shall not be entitled to reimbursement therefor except as specifically provided in Section 3.02.
     Section 3.07 Receivable Reviews. To the extent permitted under applicable law any time during regular business hours and upon at least five Business Days’ prior notice (so long as no Subservicer Termination Event or Unmatured Subservicer Termination Event has occurred within such calendar year), the Subservicer shall permit the Servicer and the Administrator, their agents, representatives or designees (i) to examine and make copies of, and abstracts from, the Receivable Files and of all books, records and documents (including, without limitation, computer tapes and disks) in possession or under control of the Subservicer or any vendor (to the extent permissible under the related vendor agreement) relating to the Receivables, (ii) to cause such books and records to be audited by independent public accounts selected by the Servicer or its designee and (iii) to visit the offices and properties of the Subservicer for the purposes of examining such materials described above, and to discuss matters related to the Receivables with any of the officers and employees of the Subservicer having knowledge of such matters. Any activities undertaken by the Servicer or its designee in connection with items (i) through (iii) above, shall be at the expense of the Servicer; provided, however that the Servicer shall not be required to pay for more than two audits in any calendar year unless a Subservicer Termination Event or Unmatured Subservicer Termination Event has occurred and is continuing, in which event such audits may be as frequently as the Administrator may determine in its sole discretion.
ARTICLE 4.
VENDORS
     Section 4.01 Agreements Between Subservicer and Vendors. The Subservicer, with the prior written consent of the Servicer, may enter into vendor agreement with one or more third party vendors for the servicing and administration of certain of the Receivables. References in this Subservicing Agreement to actions taken or to be taken by the Subservicer in servicing the Receivables include actions taken or to be taken by a vendor on behalf of the Subservicer. Each vendor will service the Receivables in a manner materially consistent with this Subservicing Agreement. The Subservicer hereby acknowledges that it is holding the Receivable Files and any other items of the Collateral in its possession from time to time for the related Receivables as bailee of Borrower and the Collateral Agent (for the benefit of the Secured Parties) in accordance with Section 3.03.
     Section 4.02 Obligation of Subservicer. Notwithstanding any agreement with a vendor, any of the provisions of this Subservicing Agreement relating to agreements or arrangements between the Subservicer or a vendor or reference to actions taken through a vendor or otherwise, the Subservicer shall remain obligated to the Servicer, the Borrower and the Collateral Agent for the servicing and administering of the Receivables in accordance with the provisions of Section 3.01 without diminution of such obligation or liability by virtue of such arrangements or by virtue of indemnification from a vendor and to the same extent and under the same terms and conditions as if the Subservicer alone were servicing and administering the Receivables. The Subservicer shall be entitled to enter into any agreement with a vendor for indemnification of the Subservicer and nothing contained in this Subservicing Agreement shall be deemed to limit or modify such indemnification.
     Section 4.03 No Contractual Relationship Between a Vendor and the Servicer. Any vendor agreement that may be entered into and any other transactions or services relating to the Receivables involving a vendor in its capacity as such shall be deemed to be between a vendor and the Subservicer alone and the Servicer shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to a vendor except as set forth in Section 4.04.
     Section 4.04 Assumption or Termination of Vendor Agreement by Servicer. In the event the Subservicer shall for any reason no longer be the subservicer of the Receivables (including by reason of a Subservicer Termination Event) pursuant to this Subservicing

Agreement, the Servicer shall have the right, in its sole discretion, to terminate all of the rights and obligations of any vendor under the related vendor agreement.
ARTICLE 5.
SUBSERVICER TERMINATION EVENT
     Section 5.01 Subservicer Termination Event. “Subservicer Termination Event,” wherever used herein, means any one of the following events:
               (i) the Subservicer shall fail to deposit all amounts required to be deposited in the Collection Account when required to be deposited under this Subservicing Agreement and such failure shall continue unremedied for 1 Business Day after the Subservicer has knowledge or notice thereof, other than with respect to administrative errors not to exceed $10,000 of Collections in any Collection Period for which such grace period shall be 5 Business Days after the Subservicer has knowledge or notice thereof; or
               (ii) the Subservicer shall fail to observe or perform in any material respect any other of the covenants or agreements on the part of the Subservicer contained in this Subservicing Agreement or any other Transaction Document to which it is a party and such failure shall continue unremedied for a period of twenty (20) days after the Subservicer has knowledge or notice thereof;
               (iii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Subservicer;
               (iv) the Subservicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of, or relating to, the Subservicer or of, or relating to, all or substantially all of the property of the Subservicer;
               (v) the Subservicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of, or commence a voluntary case under, any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;
               (vi) the Subservicer shall have breached any of the representations and warranties set forth in Section 2.01 in any material respect and the Subservicer shall have failed to cure such breach within ten (10) days of its receipt of a notice of such breach;
               (vii) a Servicer Termination Event shall have occurred under the Servicing Agreement; or

               (viii) a Termination Event shall have occurred under the Receivables Financing Agreement.
     If a Subservicer Termination Event shall occur (which has not been waived), then, and in each and every such case, the Servicer may, by notice in writing to the Subservicer (with a copy to the Adminstrator, the Borrower and the Collateral Agent), terminate all of the rights and obligations of the Subservicer under this Subservicing Agreement and in and to the Subservicer’s interest in and to the Receivables and the proceeds thereof (except with respect to the Subservicer’s right to collect Exempted Receivables pursuant to the terms of this Agreement), subject to compensation, rights of reimbursement, indemnity and limitation on liability to which the Subservicer is then entitled. Upon the effective date of such termination, all authority and power of the Subservicer under this Subservicing Agreement, whether with respect to the Receivables or otherwise, shall terminate. The Subservicer agrees to cooperate with such responsibilities and rights hereunder, including, without limitation, the transfer pursuant to such termination. If the Subservicer is terminated pursuant to this Section 5.01, then the Subservicer shall bear all of the costs and expenses of transferring the duties and obligations of the Subservicer; provided, however, that if the Subservicer fails to bear all such costs and expenses any successor shall be entitled to reimbursement from amounts realized on the related collateral, if any, by retention of such amounts prior to the distribution of any Collections from the Collection Account in accordance with the Receivables Financing Agreement.
     Section 5.02 Term of Subservicer. (a) Except with respect to Exempted Receivables, upon notice, the Subservicer may be removed by the Servicer, such removal to become effective upon such date as specified in such notice upon the consent of the Administrator, which consent shall not be unreasonably withheld or delayed. The Servicer shall be entitled to sell, on behalf of Borrower, any and all Receivables (subject to the requirements of the Receivables Financing Agreement and related documents), including Exempted Receivables; provided, in the case of Exempted Receivables, except in connection with a Subservicer Termination Event pursuant to clauses (iii), (iv) and (v) of Section 5.01, or occurrences of fraud, theft, willful misconduct or bankruptcy that the Subservicer shall be retained as subservicer of such Receivables on terms materially similar to the ones in this Subservicing Agreement.
     (b) The initial term of this Subservicing Agreement, except with respect to Exempted Receivables, shall be two years, beginning on the date of this Subservicing Agreement, and shall be renewable for additional terms upon the mutual agreement of the Servicer and Subservicer.
ARTICLE 6.
MISCELLANEOUS PROVISIONS
     Section 6.01 Amendments, Etc. No amendment, modification or waiver of, or consent with respect to, any provision of this Subservicing Agreement shall be effected unless the same shall be in writing and signed and delivered by each of the parties hereto and consented to by the Administrator (which consent shall not be unreasonably withheld), and then any such waiver or consent shall be effected only in the specific instance and for the specific purpose for which given.

     Section 6.02 Acknowledgment of Subservicer. The Subservicer hereby agrees that upon request from the Collateral Agent after the occurrence of a Termination Event which does not have the effect of terminating the Subservicer under this Subservicing Agreement, the Subservicer shall provide all services described in this Subservicing Agreement for the benefit of the Collateral Agent (for the benefit of the Secured Parties) in accordance with the terms of this Subservicing Agreement.
     Section 6.03 Notices. Any notice required or permitted to be given under this Subservicing Agreement shall be in writing and shall be mailed by express mail, postage prepaid, or personally delivered to an officer of the receiving party. All such communications shall be mailed, sent or delivered to the parties at their respective addresses as set forth opposite their respective signatures to this Subservicing Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, if properly addressed and sent by pre-paid courier service, be deemed given when received; any notice or other communication, if transmitted by facsimile, shall be deemed given when transmitted and receipt thereof has been confirmed by telephone or electronic means.
     Section 6.04 GOVERNING LAW. THIS SUBSERVICING AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK OTHER THAN THOSE SET FORTH IN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
     Section 6.05 Successors and Assigns. This Subservicing Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the Borrower, the Collateral Agent, the Secured Parties and their successors and assigns; provided, however, that the Subservicer may not assign its rights, obligations or duties hereunder without the prior written consent of the Servicer and the Administrator (which consent shall not be unreasonably withheld), except as otherwise set forth in this Subservicing Agreement.
     Section 6.06 Attorney’s Liens. The Subservicer has and shall be deemed to have waived any and all attorney’s liens against any Receivables subserviced hereunder. The Subservicer shall require any attorney or other vendor engaged to service any Receivables to waive any and all attorney’s liens and such attorneys and other vendors shall be deemed to have made such waiver.
     Section 6.07 Quantum Meruit. In the event of a dispute between the Servicer and the Subservicer relating to the performance required hereunder, the Subservicer agrees to waive its rights to pursue any legal action for payment pursuant to or based upon the equitable remedy of quantum meruit.
     Section 6.08 Employment. The Subservicer hereby covenants and agrees that, for the first two years of this Subservicing Agreement, the Subservicer shall remain in the collection business and Ronald M. Abramson and Stuart J. Wolpoff will remain employed by the Subservicer in a senior capacity.
     Section 6.09 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Subservicing Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Subservicing Agreement and shall in no way affect the validity or enforceability of the other provisions of this Subservicing Agreement.
     Section 6.10 Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS SUBSERVICING AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS SUBSERVICING AGREEMENT, EACH OF THE BORROWER AND THE SERVICER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE SERVICER IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS SUBSERVICING AGREEMENT OR ANY DOCUMENT RELATED HERETO.
     Section 6.11 Survival. The rights and remedies with respect to the indemnification provisions of Section 2.02 shall be continuing and shall survive any termination of this Agreement and any termination of Subservicer’s rights to act as a “Subservicer” hereunder.
     Section 6.12 Counterparts. This Subservicing Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
     Section 6.13 Third Party Beneficiaries. Each party hereto acknowledges and agrees that the Lender, the Administrator and the Collateral Agent are third party beneficiaries under this Agreement and shall have the full power to enforce its rights and benefits granted hereunder.
[Signature page follows]

     IN WITNESS WHEREOF, the Servicer and the Subservicer have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

WOLPOFF & ABRAMSON, L.L.P., as subservicer
By:	/s/ Ronald Abramson
Name: Ronald Abramson
Title: Managing Partner

ADDRESS: 702 King Farm Blvd. 5th Floor Rockville, MD 20850

Subservicing Agreement

PALISADES COLLECTION, L.L.C., as Servicer
By:	/s/ Mitchell Cohen
	Name:	Mitchell Cohen
	Title:	Manager

ADDRESS: 210 Sylvan Avenue Englewood Cliffs, NJ 07632

Subservicing Agreement

SCHEDULE 1
SUBSERVICING FEE SCHEDULE

CLASS OF RECEIVABLE	PERCENTAGE
All Receivables directly being serviced by the Subservicer; provided, for the purposes of clarification, that any Receivable subserviced by a vendor under this Subservicing Agreement, will not be deemed to be directly serviced by the Subservicer	24%
All other Receivables	30%
For the purposes of this Schedule, “Exempted Receivables” shall not be a class hereunder. When determining the applicable class for an “Exempted Receivable,” such class shall instead be related to the Receivable underlying such Exempted Receivable.
Subservicing Agreement

S1-1

SCHEDULE 2
LIST OF RECEIVABLES
Subservicing Agreement

S2-1

Subservicing Agreement

Exhibits

Exhibit A	List of Receivables
Subservicing Agreement

S-6